Final Term Sheet August 7, 2012 Filed Pursuant to Rule 433 Registration Statement No. 333-173760

TIME WARNER CABLE INC.

$1,250,000,000

4.500% Debentures Due 2042

FINAL TERM SHEET

Dated: August 7, 2012

Issuer:	Time Warner Cable Inc. (the “Issuer”)

Guarantors:	Time Warner Entertainment Company, L.P. TW NY Cable Holding Inc.

Security:	4.500% Debentures Due 2042

Size:	$1,250,000,000

Maturity:	September 15, 2042

Coupon (Interest Rate):	4.500%

Yield to Maturity:	4.534%

Spread to Benchmark Treasury:	T + 183 basis points

Benchmark Treasury:	3.125% due February 15, 2042

Benchmark Treasury Price and Yield:	Price: 108-16+ Yield: 2.704%

Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2013

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T + 30 basis points (at any time prior to March 15, 2042).

Par Call:	At any time on or after March 15, 2042.

Price to Public:	99.439%

Settlement Date:	August 10, 2012

Trade Date:	August 7, 2012

Issuer Senior Long-Term Debt Rating*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Rating Services BBB by Fitch, Inc.

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

Samuel A. Ramirez & Company, Inc.

SMBC Nikko Capital Markets Limited

UBS Securities LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

CUSIP / ISIN Number:	88732JBD9 / US88732JBD90

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free BNP Paribas Securities Corp. at 1-800-854-5674, Citigroup Global Markets Inc. at 1-877-858-5407 and Morgan Stanley & Co. LLC at 1-866-718-1649.